FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-01

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Tuesday, February 1, 2022 3:44 PM
Subject:	★CLASS XB LAUNCH★ $1.246BN BMARK 2022-B32 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2022-B32 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2022-B32

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO. LLC. AND DEUTSCHE BANK SECURITIES INC.
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	MOODY’S/FITCH/KBRA
OFFERING TYPE :	SEC-REGISTERED

CLS	RATINGS(F/M/K)	SIZE($MM)	WAL(YR)*	APPROX.	PROCEEDS LAUNCH
XB	A-/NR/AAA	151.748	9.66	~2.5MM	J+125

* PRICING SPEED IS 100 CPY

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE	$1,774,834,674
NUMBER OF LOANS	47
NUMBER OF PROPERTIES	171
WA CUT-OFF LTV	55.9%
WA MATURITY LTV	54.9%
WA U/W NCF DSCR	2.98x
WA U/W NOI DEBT YIELD	11.4%
TOP TEN LOANS %	51.7%
WA TERM TO MATURITY (MOS)	98
WA REMAINING AMORTIZATION TERM (MOS)	360
WA SEASONING (MOS)	1

TOP 5 PROPERTY TYPES	OFFICE (51.8%), RETAIL (10.9%), MIXED USE(10.9%), SELF STORAGE(8.6%), INDUSTRIAL (7.5%)

TOP 5 STATES	CA (9.6%), IL (8.3%), MI (8.2%), TX (7.8%), MA (5.7%)

LOAN SELLERS	JPMORGAN CHASE BANK, N.A. (18.1%), CITI REAL ESTATE FUNDING INC. (35.6%), GOLDMAN SACHS MORTGAGE COMPANY (24.3%) AND GERMAN AMERICAN CAPITAL CORPORATION (22.0%)

U.S. RISK RETENTION	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, CITI REAL ESTATE FUNDING INC., Goldman Sachs Bank USA AND DBR Investments Co. Limited.
EU RISK RETENTION	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER	KeyBank, NATIONAL ASSOCIATION
OPERATING ADVISOR	PENTALPHA SURVELLIANCE LLC.
ASSET REPRESENTATIONS REVIEWER	PENTALPHA SURVELLIANCE LLC
DIRECTING CERTIFICATEHOLDER	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
ANTICIPATED PRICING :	ON OR ABOUT ~4:00 PM ET ON FEBRUARY 1, 2022
ANTICIPATED SETTLEMENT :	ON OR ABOUT FEBRUARY 16, 2022

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

BRAD HORN 212-834-9708

HARRIS RENDELSTEIN 212-834-6737

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS

LEAH NIVISON 212-357-2702

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

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